Lawson Products Announces Second Quarter 2018 Results

20.5% Sales Increase Drives Strong Performance

CHICAGO, July 26, 2018 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2018.

Highlights

•
Total sales of $90.4 million, up 20.5%. Average daily sales ("ADS") increased to $1.412 million during the second quarter of 2018 compared to $1.172 million in the second quarter of 2017 and increased 5.3% sequentially over the first quarter

•
Organic Lawson segment ADS, excluding The Bolt Supply House ("Bolt Supply"), increased 7.5% compared to the prior year quarter driven by the sixth consecutive quarterly increase in sales rep productivity which increased 9.1% for the quarter

•
Bolt Supply, which was acquired in October of 2017, added $9.8 million of sales and $0.9 million of adjusted EBITDA in the second quarter 2018 (see reconciliation in Table 2), in line with the Company's expectations

•
Operating income was $5.6 million compared to $7.9 million in the second quarter of 2017 which included a $5.4 million non-recurring gain on the sale of a facility. Non-GAAP adjusted EBITDA was $7.7 million compared to $4.5 million a year ago, up 71%. The Lawson segment adjusted EBITDA was $6.8 million, up 50% over the year ago quarter (see reconciliation in Table 2)

•	Borrowings, net of cash, ended at $10.1 million representing a decline of $3.5 million during the quarter

"Demand for our value-added MRO services remained robust in the second quarter as evidenced by the increase in our average daily sales. The 20.5% sales increase was largely driven by improved Lawson sales rep productivity as well as the inclusion of Bolt Supply. The 43% growth in our adjusted EBITDA percentage, which is over twice the sales gain, demonstrates the strengthening of our business and our ability to leverage our existing infrastructure," said Michael DeCata, president and chief executive officer. "Additionally, we increased our Lawson segment gross profit to 60.4% prior to the selling expense reclassification while driving adjusted EBITDA as a percent of sales to 8.6% from 6.0% a year ago."

Second Quarter Results

Net sales increased 20.5% to $90.4 million for the second quarter of 2018 compared to $75.0 million in 2017. Both quarters had 64 selling days. Average daily sales grew to $1.412 million compared to $1.172 million in the previous year quarter. Sales were positively impacted by $9.8 million from the inclusion of the Bolt Supply acquisition completed in the beginning of the fourth quarter of 2017 and a 9.1% improvement in Lawson's sales per rep per day productivity compared to the second quarter 2017.

Second quarter gross profit increased $4.0 million to $49.1 million compared to $45.1 million in 2017, primarily due to increased sales and the acquisition of Bolt Supply, offset by $3.4 million due to the adoption of the new revenue recognition accounting standard. On a like-for-like basis, gross profit of the Lawson segment improved to 60.4% from 60.2% the year ago quarter. Reported gross profit as a percentage of sales was 54.4% for the second quarter. Prior to the adoption of the new revenue recognition standard, consolidated gross profit as a percent of sales was 58.0% including Bolt Supply.

Selling expenses decreased as a percentage of sales to 24.3% from 31.7% in the second quarter of 2017 due to increasing organic sales, the adoption of the new revenue recognition standard, and the inclusion of Bolt Supply, which has lower selling expenses. The Lawson segment selling expenses decreased as a percent of sales to 30.5% from 31.7% on increasing organic sales. Reported selling expenses of $22.0 million in the second quarter compared to $23.8 million a year ago reflect the inclusion of $0.8 million of Bolt Supply expenses offset by $3.1 million of selling expenses now reported within gross profit.

General and administrative expenses decreased as a percentage of sales to 23.9% from 25.2%, primarily from leveraging our costs on growing sales. Total general and administrative expenses of $21.6 million in the second quarter of 2018 compared to $18.9 million a year ago quarter reflect the inclusion of $2.1 million for Bolt Supply and $0.5 million for a discontinued operation accrual.

Operating income in the second quarter of 2018 was $5.6 million compared to $7.9 million a year ago which included a non-recurring gain of $5.4 million from the sale of a distribution facility. Adjusted non-GAAP EBITDA increased to $7.7 million in the second quarter of 2018 compared to $4.5 million in the year ago quarter (see reconciliation in Table 2). The growth in adjusted non-GAAP EBITDA from a year ago was generated by an improvement of $2.3 million in the Lawson segment and the contribution of $0.9 million from Bolt Supply.

Net income for the second quarter of 2018 was $3.2 million, or $0.35 per diluted share compared to net income of $7.3 million, or $0.80 per diluted share, for the same period a year ago. The second quarter of 2017 benefited by $0.60 per diluted share from a non-recurring gain on the sale of a facility. Excluding this non-recurring gain, net income per diluted share increased to $0.35 from $0.20 in the year ago quarter.

"Excluding last year's benefit from the sale of a facility, our results significantly improved this quarter as a result of our acquisition strategy, improving the productivity of our sales team, and the ability to leverage our infrastructure on strong organic sales growth. The continued improvement in our financial performance is a result of investments that we have made over the past several years. We are encouraged by our performance to date and are confident that we will achieve increased earnings through growth in organic sales and accretive acquisitions," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss second quarter 2018 results at 9:00 a.m. Eastern Time on July 26, 2018. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through August 31, 2018. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 33666#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 31, 2018.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several retail branches. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2017, Form 10-K filed on February 22, 2018. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Product revenue	$80,397	$75,006	$155,367	$149,623
Service revenue	9,985	—	19,474	—
Net revenue	90,382	75,006	174,841	149,623

Product cost of goods sold	37,856	29,865	72,688	59,603
Service costs	3,395	—	6,804	—
Gross profit	49,131	45,141	95,349	90,020

Operating expenses:
Selling expenses	22,004	23,806	43,944	48,610
General & administrative expenses	21,573	18,866	44,014	38,229
Total SG&A	43,577	42,672	87,958	86,839
Gain on sale of property	—	(5,422)	—	(5,422)
Operating expenses	43,577	37,250	87,958	81,417

Operating income	5,554	7,891	7,391	8,603

Interest expense	(264)	(166)	(504)	(260)
Other (expense) income, net	(777)	(115)	(490)	110

Income before income taxes	4,513	7,610	6,397	8,453
Income tax expense	1,319	337	1,967	323

Net income	$3,194	$7,273	$4,430	$8,130

Basic income per share of common stock	$0.36	$0.82	$0.50	$0.92

Diluted income per share of common stock	$0.35	$0.80	$0.48	$0.89

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$5,992	$4,416
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts of $447 and $476, respectively	42,613	38,575
Inventories, net	51,032	50,928
Miscellaneous receivables and prepaid expenses	4,295	3,728
Total current assets	104,732	98,447

Property, plant and equipment, net	25,605	27,333
Deferred income taxes	19,892	21,248
Goodwill	18,804	19,614
Cash value of life insurance	12,074	11,964
Intangible assets, net	10,963	11,813
Other assets	316	248
Total assets	$192,386	$190,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving lines of credit	$16,071	$14,543
Accounts payable	14,794	12,394
Accrued expenses and other liabilities	29,329	33,040
Total current liabilities	60,194	59,977

Security bonus plan	12,802	12,981
Financing lease obligation	5,833	6,420
Deferred compensation	5,862	5,476
Deferred rent liability	2,452	3,512
Deferred tax liability	3,007	3,115
Other liabilities	4,782	5,696
Total liabilities	94,932	97,177

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,951,913 and 8,921,302 shares, respectively Outstanding - 8,918,639 and 8,888,028 shares, respectively	8,952	8,921
Capital in excess of par value	14,298	13,005
Retained earnings	75,554	71,453
Treasury stock – 33,274 shares	(711)	(711)
Accumulated other comprehensive income (loss)	(639)	822
Total stockholders’ equity	97,454	93,490
Total liabilities and stockholders’ equity	$192,386	$190,667

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2018 and 2017. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

On January 1, 2018 the Company adopted Accounting Standards Codification 606-Revenue From Contracts With Customers (“ASC 606”). As part of the Company's adoption of ASC 606, it concluded that it has two separate performance obligations, and accordingly, two separate revenue streams: product and services. As a result, the Company is now reporting two separate revenue streams and two separate costs of revenues. The adoption of ASC 606 had a minimal impact on total reported revenues, costs and net income for the three and six months ended June 30, 2018. However, the adoption required prospective reclassification of certain selling expenses associated with the separately identified vendor managed inventory services performance obligation costs historically classified as selling expenses to cost of sales. As ASC 606 was adopted on a modified retrospective method, prior quarters are not restated. The following information is intended to provide comparable information on selected financial statement line items in accordance with both ASC 606 and previous accounting literature (ASC 605 Revenue Recognition).

TABLE 1 - Impact of ASC 606 on Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if previous accounting guidance was in effect

Product revenue	$80,397	$9,738	$90,135
Service revenue	9,985	(9,985)	—
Net Revenue	90,382	(247)	90,135

Product cost of goods sold	37,856	—	37,856
Service costs	3,395	(3,395)	—
Total cost of goods sold	41,251	(3,395)	37,856

Gross profit	49,131	3,148	52,279
Gross profit percentage	54.4%		58.0%

Selling expenses	22,004	3,078	25,082
General and administrative expenses	21,573	—	21,573
Operating expenses	43,577	3,078	46,655

Operating income	$5,554	$70	$5,624

	Six Months Ended June 30, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if previous accounting guidance was in effect

Product revenue	$155,367	$19,402	$174,769
Service revenue	19,474	(19,474)	—
Net Revenue	174,841	(72)	174,769

Product cost of goods sold	72,688	—	72,688
Service costs	6,804	(6,804)	—
Total cost of goods sold	79,492	(6,804)	72,688

Gross profit	95,349	6,732	102,081
Gross profit percentage	54.5%		58.4%

Selling expenses	43,944	6,624	50,568
General and administrative expenses	44,014	—	44,014
Operating expenses	87,958	6,624	94,582

Operating income	$7,391	$108	$7,499

Table 2 - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2018			2017
	Lawson Segment	Bolt Supply Segment	Consolidated	Consolidated

Operating income, as reported per GAAP	$4,660	$894	$5,554	$7,891

Depreciation and amortization	1,624	55	1,679	1,644

Stock-based compensation (1)	87	—	87	415

Severance expense	64	—	64	(9)

Discontinued operation accrual (2)	529	—	529	—

Lease termination gain	(164)	—	(164)	—

Gain on sale of property (3)	—	—	—	(5,422)

Non-GAAP adjusted EBITDA	$6,800	$949	$7,749	$4,519

(1)    A portion of stock-based compensation expense varies with the Company's stock price

(2)	Additional estimated future remediation of an environmental matter at the Decatur, Alabama property

(3)	Gain on Sale of Fairfield, New Jersey distribution center

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)
Historic Lawson Segment Sales Representative and Productivity

	Three Months Ended
	Jun. 30 2018	Mar. 31 2018	Dec. 31 2017	Sep. 30 2017	Jun. 30 2017

Number of business days	64	63	61	63	64

Average daily net sales (Dollars in thousands)	$1,260	$1,213	$1,191	$1,201	$1,172
Year over year increase	7.5%	4.0%	6.1%	9.5%	8.1%
Sequential quarter increase (decrease)	3.9%	1.8%	(0.8)%	2.5%	0.5%

Average active sales rep. count (1)	966	968	987	991	981
Period-end active sales rep. count	968	966	983	988	987

Sales per rep. per day	$1,304	$1,253	$1,207	$1,212	$1,195
Year over year increase	9.1%	6.4%	8.3%	11.3%	8.1%
Sequential quarter increase (decrease)	4.1%	3.8%	(0.4)%	1.4%	1.4%

(1)	Average active sales rep count represents the average of the month-ends sales representative count

LAWSON PRODUCTS, INC.
TABLE 4 - CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)
	(Dollars in thousands)
	Three Months Ended
	Jun. 30 2018	Mar. 31 2018	Dec. 31 2017	Sep. 30 2017	Jun. 30 2017

Average daily net sales	$1,412	$1,341	$1,322	$1,201	$1,172
Year over year increase	20.5%	15.0%	17.8%	9.5%	8.1%
Sequential quarter increase	5.3%	1.4%	10.1%	2.5%	0.5%

Net Sales	$90,382	$84,459	$80,633	$75,651	$75,006
Gross profit (1)	49,131	46,218	46,993	46,005	45,141

Gross profit percentage (1)	54.4%	54.7%	58.3%	60.8%	60.2%

Selling, general & administrative expenses	$43,577	$44,381	$46,750	$44,915	$42,672

Gain on sale of property (2)	—	—	—	—	(5,422)

	43,577	44,381	46,750	44,915	37,250

Operating income	$5,554	$1,837	$243	$1,090	$7,891

(1)
Reflects the adoption of ASC 606 effective January 1, 2018 including the reclassification of $3.1 million and $3.5 million of selling expense as a reduction of gross profit in the three months ended June 30, 2018 and March 31, 2018, respectively

(2)	The three months ended June 30, 2017 includes $5.4 million related to the sale of the Fairfield, NJ distribution center

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665